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                          October 7, 2022

       Steven Rossi
       Chief Executive Officer
       Worksport Ltd
       7299 East Danbro Crescent
       Mississauga, Ontario, Canada L5N 6P8

                                                        Re: Worksport Ltd
                                                            Registration
Statement on Form S-3
                                                            Filed September 30,
2022
                                                            File No. 333-267696

       Dear Steven Rossi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing